GENERAL RELEASE AND SEPARATION AGREEMENT
    This General Release and Separation Agreement (this “Agreement”), dated as of February 20, 2023, is made by and between Dylan Ramsey (the “Employee”) and Vista Outdoor Inc. and its subsidiaries, affiliates, agents, successors, assigns, and related entities (collectively, the “Company”) (Employee and Company each a “Party” and, collectively, the “Parties”).
RECITALS
    WHEREAS, the Employee is the General Counsel & Corporate Secretary of the Company;
    WHEREAS, the Employee is a Named Executive Officer of the Company;
    WHEREAS, the parties desire to enter into this Agreement to reflect their mutual undertakings, promises, and agreements concerning Employee’s resignation from his roles with the Company and the Board.
    NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Employee and the Company agree to the following:
TERMS
1.Resignation Date; Effect of Resignation. Effective as of February 16, 2023 (the “Resignation Date”), the Employee hereby resigns from his position as General Counsel & Corporate Secretary of the Company and, except as set forth in this Section 1, from any other role with the Company and its subsidiaries and affiliates, including but not limited to, as director, officer, agent, or representative for any purpose. From February 16, 2023, through April 3, 2023, the Employee shall remain a full-time non-officer employee of the Company, reporting to the Interim General Counsel of the Company, and performing only those duties as reasonably requested by the Interim General Counsel. The Employee’s employment with the Company shall terminate effective as of April 3, 2023 (the “Separation Date”).
2.Separation Benefits. In exchange for (i) the Employee’s execution and non-revocation of this Agreement and the release and waiver of claims against the Company set forth herein, (ii) the Employee’s execution and non-revocation of a supplemental release and waiver of claims on the Separation Date which is substantially similar to the release contained in Section 7 below, and (iii) the Employee’s ongoing material compliance with his obligations under this Agreement, the Company agrees to pay or provide to the Employee the following (collectively the “Benefits”):
(a)a lump sum cash payment equal to 100% of his current annual base salary, payable, less applicable withholdings, within thirty (30) days following the Separation Date;
(b)payment of any amount earned by the Employee under the Company’s Annual Incentive Plan for the fiscal year ended March 31, 2023, based on actual Company performance, payable, less applicable withholdings, at the same time bonuses are paid to Company executives for such year, but no later than the end of the first quarter of the 2024 fiscal year; provided, however, the Company will not exercise its downward discretion under the Annual Incentive Plan specifically with respect to the Employee;

(c)pursuant to the terms of the Employee’s restricted stock unit (“RSU”) award agreements, accelerated vesting of the portion of the Employee’s unvested time-based restricted stock units that would have vested based on continued employment through the date that is twelve (12) months following the Separation Date with settlement of RSUs within thirty (30) days following the Separation Date;
(d)the Employee’s unvested performance-based restricted stock unit (“PSU”) award agreements shall remain outstanding and eligible to vest (on a pro-rated basis) in accordance with the existing terms thereof (for the avoidance of doubt, one-hundred percent (100%) of the Employee’s 2021-2023 PSU award shall remain outstanding and eligible to vest, two-thirds (2/3) of the Employee’s 2022-2024 PSU award shall remain outstanding and eligible to vest and one-third (1/3) of the Employee’s 2023-2025 PSU award shall remain outstanding and eligible to vest); to the extent the Board decides, in its sole discretion, to accelerate vesting and/or payment of any performance-based restricted stock unit awards for senior executives of the Company generally, the Employee will be treated in the same manner;
(e)Employee will receive a single lump-sum payment in the amount of $20,000.00 which includes sums that offset the cost of continuing health care coverage and outplacement services less applicable deductions;
(f)the Company shall pay the Employee any accrued but unpaid base salary and any accrued but unused vacation or PTO, and shall reimburse the Employee for any business expenses submitted in accordance with the Company’s policies, provided the Employee makes reasonable efforts to submit any expenses on or before the Separation Date;
(g)following the Separation Date, and for a period of one year (through April 3, 2024), the Employee shall continue to be eligible to participate in the Company’s Employee Purchase Program, in accordance with the terms and conditions thereof, at the same cost applicable to active employees, which are subject to change or termination on a program-wide basis. Nothing in this Agreement entitles the Employee to the continued benefits of the Employee Purchase Plan in the event it is no longer available to employees of the Company generally.
3.Acknowledgment. The Employee acknowledges and agrees that the payment(s) of Benefits as described in Section 2 of this Agreement, along with the Company’s compliance with the other terms and conditions of this Agreement: (a) is in full discharge of any and all liabilities and obligations of the Company, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between the Employee and the Company, including the Company’s Executive Severance Plan; and (b) exceed(s) any payment, benefit, or other thing of value to which the Employee might otherwise be entitled to under any policy, plan, or procedure of the Company and/or any agreement between the Employee and the Company. The Employee acknowledges and agrees that he shall continue to materially comply with all Company policies prior to the Separation Date and thereafter, to the extent applicable to the Employee.
4.Return of the Company’s Property. On or before the Separation Date, the Employee shall return to the Company any and all documents, manuals, electronic equipment, office equipment, credit cards, and other things belonging to the Company that the Employee has in his possession or control. The Employee expressly authorizes the Company to deduct from his final paycheck, or any other payments contemplated by this Agreement, any money owed to the Company as a result of the Employee’s failure to return any items that are the Company’s Property or for any loans or advances the Employee received and which remain unpaid at the time of the Separation Date; provided, however, the Company shall provide the Employee ten (10) days advanced notice of its intent to deduct any such amount and the opportunity to return any such items or to dispute that he has not returned such item or owes any such loan or advance and the Company and the Employee will reasonably cooperate in attempting to resolve any such dispute prior to any such deduction.

5.Handling of Shares. The Employee acknowledges, represents, and warrants that, while employed by the Company prior to the Separation Date, he will remain subject to applicable insider trading and all other applicable securities laws and regulations, and Company policies with regard to the trading of Company securities, and, without limitation, the Employee may not transact in the Company’s securities while in possession of material non-public information.
6.Confidential Information and Non-Disparagement. The Employee acknowledges that, during his employment with the Company, he formulated, established, and otherwise had access to and knowledge of the Company’s Confidential Information, as defined in this Agreement. The Employee further acknowledges that the preservation of the Company’s Confidential Information is of critical importance to the continued business success of the Company. Accordingly, the Employee agrees and covenants that, at all times after the Resignation Date, the Employee shall: (a) hold in strict confidence and shall not, without authorization of the Interim Chief Executive Officer (or any successor), use, disclose, communicate, or distribute, to any person or entity who is not an agent or employee of the Company, any Confidential Information; (b) not take, but shall leave with the Company, all records (including electronic data) and papers and all other items of whatever nature that contain Confidential Information; and (c) not write, confirm or otherwise communicate or publish to any person or entity any of the Company’s Confidential Information.
Notwithstanding the foregoing, Employee shall not be in breach of this Agreement if the disclosure of Confidential Information is required by law or is compelled by valid legal process, or deemed necessary or advisable by Employee to the pursuit of any claims by Employee against the Company for breach of this Agreement or to enforce the terms of this Agreement, provided that the Employee provides prior written notice to the Company at Attn: Legal, 900 Ehlen Drive, Anoka, MN 55303 and the Employee has sought all reasonable safeguards against any unreasonable dissemination prior to such disclosure. The Employee’s obligations under this paragraph shall supplement, rather than supplant, any other or prior existing obligations and obligations under the law.
For purposes of this agreement, “Confidential Information” means all non-public information that is not generally known in the trade or industry, is valuable to the Company, and is or was disclosed by the Company to the Employee, or obtained by, or imparted to the Employee through his employment with the Company or service on the Board of the Company, whether prepared by the Employee, the Company, the Board, or its agents or advisors, in oral, electronic, tangible or intangible form, concerning the processes, products, services, technology, or business of the Company, that is either identified by the Company as being confidential, or that would be understood by a person in the Employee’s position, exercising reasonable business judgment, to be confidential; provided, however, Confidential Information excludes information that (i) is in the public domain through no act or omission by the Employee in violation of any agreement that the Employee is party to with the Company or any policy of the Company and without breach of any obligation of confidentiality owed to the Company or (ii) has become available to the

Employee on a non-confidential basis from a source other than the Company without breach of such source’s confidentiality or non-disclosure obligations to the Company.
The Company agrees that its Executive Officers and members of its Board of Directors will not make any statements, written or oral, that are disparaging of Employee or would place Employee in a negative light. The Employee agrees not to make any statements, written or oral, that are disparaging of the Company (specifically, its Executive Officers and members of its Board of Directors) or would place the Company in a negative light. Nothing in this Section 6 shall limit either Party’s ability or obligation, nor shall it be deemed to be a violation of this Section 6, to respond truthfully to inquiries from shareholders or other third parties with respect to matters related to the Employee’s separation from the Company, provided that the information supplied in response to inquiries is relevant to the circumstances surrounding the Employee’s separation from the Company and does not additionally reveal extraneous confidential information of the Company. In addition, nothing in this Section 6 shall limit either Party’s ability or obligation, nor shall it be deemed to be a violation of this Section 6, to comply with any legal, regulatory, disclosure, or reporting obligations in public filings, as required by law or legal process.

Additionally, Company agrees that to the extent Employee requests a reference, the Company shall provide a neutral reference that includes only the following information: dates of his employment, the job title(s) he held during his employment, and his salary (only if Employee specifically and separately authorizes). Employee expressly agrees to direct any such reference inquiries to the following telephone number or website: 1 (800) 367-5690 or www.theworknumber.com, company identification number 26729 or to the Chief Human Resources Officer. Should Employee direct a third party to contact any other individual or entity for a reference, such as his manager or co-workers, Employee understands and agrees that he will not hold the Company responsible for any information or reference that may be provided by such person. Employee further understands and agrees that the Company shall have the right to release any information concerning him and his employment with the Company if requested by a government agency or in response to a subpoena or court order.
7.General Release of Claims. Subject to the terms of this Agreement and except as expressly set forth herein, and in exchange for and as a part of the consideration set forth herein, the Employee and his heirs, executors and/or administrators, representatives, lawyers, counselors, advisors, agents, and any entity in which the Employee has ownership in or controls, hereby fully release and discharge the Company, including without limitation its past and present subsidiaries, affiliates, officers, directors, partners, employees, successors-in-interest, assigns, representatives, insurers, lawyers, counselors, advisors and agents, of and from any and all conceivable known or unknown past, present, or future liabilities, debts, claims, causes of action, attorneys’ fees, demands for damages, costs, indemnification (except as otherwise provided herein), contribution, or any other thing, of any kind or nature whatsoever, for which the Company has or may have (except as otherwise provided herein), or any contribution, whether certain or speculative, fully or partially accrued, inchoate, springing, contingent, questioned or doubtful, which the Employee has, may have, or has had at any time prior hereto, or which may be brought in the future in connection with any acts or omissions whether known or unknown which have occurred at any time prior to the Resignation Date, or in connection with any duties or functions for, or obligations of, any type to the Employee. Subject to the terms of this Agreement, the Employee covenants not to sue the Company for any matter or claim covered by this release and that any such lawsuit is a breach of this covenant and release. Without limiting the generality of the foregoing, the claims the Employee is waiving include, but are not limited to, (a) any claims, demands, and causes of action alleging violations of public policy, or of any federal, state, or local law, statute, regulation, executive order, or ordinance, or of any duties or other obligations of any kind or description arising in law or equity under foreign, federal, state, or local law, regulation, ordinance, or public policy having any bearing whatsoever on the terms or conditions of the Employee’s employment with or by the Company or the termination of the

Employee’s employment with the Company or any association or transaction with or by the Company; (b) all claims of discrimination or harassment on the basis of age, sex, race, national origin, religion, sexual orientation, disability, veteran status or any other legally protected category; (c) all claims under any state law; (d) all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. § 1981, and all other federal, state and local fair employment and anti-discrimination laws, all as amended; (e) all claims under the Worker Adjustment and Retraining Notification Act and similar state and local statutes, all as amended; (f) all claims under the National Labor Relations Act, as amended; (g) all claims under the Family and Medical Leave Act and other federal, state and local leave laws, all as amended; (h) all claims under the Employment Retirement Income Security Act, as amended (except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); (i) all claims under the False Claims Act, the Securities Exchange Act of 1934, the Commodity Exchange Act, the Consumer Financial Protection Act, the American Recovery and Reinvestment Act, the Foreign Corrupt Practices Act, and the EU Competition Law, all as amended; (j) all claims under any principle of common law or sounding in tort or contract; (k) all claims concerning any right to reinstatement; (l) all claims under the Immigration Reform and Control Act; (m) all claims under the Fair Credit Reporting Act; (n) all claims under any state or local laws similar to the immediately aforementioned laws; and (o) all claims for attorneys’ fees, costs, damages or other relief (monetary, equitable or otherwise), whether under foreign, federal, state or local law, whether statutory, regulatory or common law, to the fullest extent permitted by law. Notwithstanding anything contained herein to the contrary, this release and covenant specifically exclude and shall not apply to (i) any obligations due the Employee pursuant to this Agreement for any Benefits; (ii) the Employee’s rights to coverage under any fiduciary and/or directors and officer insurance policy purchased or obtained by or on behalf of the Company under which the Employee is insured or to indemnification and/or advancement of legal fees and other costs under any contract, by-law or other arrangement that would cover the Employee (including as a fiduciary of any employee benefit plan) but for this release and covenant; (iii) claims with respect to any vested pension/401(k) benefits, any benefits under the Company’s Supplemental Executive Retirement Plan or any other vested benefit provided under any employee health and welfare plan of the Company or any of its affiliates or subsidiaries that the Employee may have as of the Resignation Date (including any benefits that vest in connection with or as a result of the Employee’s separation from the Company); (iv) any other claims that by law are non-waivable; (v) claims with respect to any reimbursement of any business expenses incurred in accordance with applicable Company policies on or prior to the Resignation Date; (vi) claims for breach of this Agreement or to enforce the terms of this Agreement; and (vii) claims relating to acts occurring after the Separation Date.

8. Solicitation Restrictions. The Employee agrees that for a period of twelve (12) months following the execution of this Agreement, he shall not, directly or indirectly solicit, entice, recruit or hire (or take actions that would lead to the hiring away of) any employee, independent contractor, or other agent of the Company. This paragraph does not restrict his rights to solicit prospective employees, independent contractors or agents pursuant to a general advertisement not specifically directed at such Persons and to hire any Persons (other than any Person who was a direct report during his employment) who respond thereto. For purposes of this paragraph, an employee, independent contractor or agent means any Person who was performing services for the Company or any of its affiliates in such capacity at any time from April 3, 2022 until Employee’s Termination Date; provided, however, that the solicitation or hiring of any independent contractor that is not an individual and provides services to multiple clients shall not be a violation of this paragraph so long as such solicitation or hiring does not cause the independent contractor to terminate or diminish its relationship with the Company or its Affiliates.

9.Cooperation. The Employee shall reasonably cooperate fully with the Company with respect to any future litigation, investigation, arbitration, or other fact-finding or adjudicative proceeding, public or private, involving the Company and any matter about which, in the Company’s determination, the Employee may have knowledge of relevant facts resulting from his service with the Company or the Board. The Company shall (a) shall take into account the Employee’s availability and commitments to any subsequent employer or commercial endeavors when requesting any such cooperation and (b) reimburse the Employee for reasonable, necessary and documented out-of-pocket expenses incurred by the Employee in connection with providing any cooperation under this provision, including attorneys’ fees.

10.Authority to Execute. Each Party represents and warrants that it has the requisite authority to execute this Agreement.
11.Governing Law; Venue. This Agreement and the rights and duties of the Parties under it shall be governed by the laws of the State of Delaware, without regard to any conflict-of-laws principles. Exclusive venue for any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the federal courts of the United States, the federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or federal court. The Parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.
12.Remedies for Breach. Without limiting other available remedies, each Party agrees that a breach of his representations, warranties, agreements, obligations, or covenants in this Agreement by the other Party would result in material and irreparable injury to the non-breaching Party for which there is no adequate remedy at law, that it is not possible to measure damages for such injuries precisely, and that, in the event of a breach or threat of breach, the non-breaching Party shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Employee from engaging in activities prohibited by this Agreement or such other relief as may be required specifically to enforce the breaching Party’s representations, warranties, agreements, and covenants made in this Agreement.
13.Effective Date; Revocation. The Employee acknowledges and agrees that: (a) the Employee has been given at least twenty-one (21) days during which to review and consider the provisions of the Agreement, although he may at his discretion, knowingly and voluntarily, sign and return the Agreement at any earlier time; (b) the Employee is waiving rights or claims which may be waived by law in exchange for consideration that is not otherwise due to the Employee, including claims and rights under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and as otherwise described in this Agreement; (c) rights or claims that may arise after the date this Agreement is executed, including those arising under the ADEA, are not waived by this Agreement; (d) at any time within seven (7) days after signing this Agreement, the Employee may revoke this Agreement; and (e) this Agreement is not enforceable until the revocation period has passed without a revocation; provided, however, that no such revocation will impact the separations set forth in Section 1 or the non-disparagement commitments in Section 10. To revoke this Agreement, the Employee must send a written statement of revocation delivered to Legal, 900 Ehlen Drive, Anoka, MN 55303. This revocation must be received no later than the seventh (7th) day following the Employee’s execution of this Agreement. If no such revocation occurs, this Agreement shall become irrevocable on the eighth (8th) day following execution of this Agreement.

14.Severability. Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules, and regulations. In the event that any provision of this Agreement is determined by a court of competent jurisdiction, pursuant to Section 8 herein, to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. In the event that any provision is determined by a court of competent jurisdiction, pursuant to Section 8 herein, to be overly broad as written, such provision shall be deemed to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended. If any provision of this Agreement is determined by a court of competent jurisdiction, pursuant to Section 8 herein, to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.
15.Assignment. The Employee’s obligations, rights, and benefits under this Agreement are personal to him and shall not be assigned to any person or entity without written consent of the Company. The Company may assign this Agreement without the Employee’s further consent, provided the Company knows that the assignee is solvent and has the financial means to perform the Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns.
16.Knowing and Voluntary Agreement; Right to Consult an Attorney; Disclaimer of Reliance. Each Party expressly represents and acknowledges that (a) he or it has carefully read this Agreement and understands its contents; (b) he or it has been advised by this paragraph of his or its right to consult with an attorney of his choice before signing this Agreement; (c) he or it has had a reasonable period in which to consider whether to sign this Agreement; (d) he or it fully understands the meaning and effect of signing this Agreement; (e) his or its entry into this Agreement is knowing and voluntary; (f) that no promise or agreement which is not expressed in this Agreement has been made to him or it in entering into this Agreement; and (g) that he or it is not relying upon any statement or representation of any Party or an agent of a Party being released in this Agreement.
17.Rights Not Impeded. Nothing in this Agreement is intended to, or does, preclude the Employee from (a) contacting, reporting to, responding to an inquiry from, communicating with, or otherwise participating in an investigation conducted by any federal, state, or local governmental agency, commission, or regulatory body; (b) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (c) otherwise making truthful statements as required by law or valid legal process; or (d) engaging in any legally protected activities. In accordance with applicable law and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of the Company’s policies or agreements applicable to the Employee (x) impedes his right to communicate with any governmental agency about possible violations of federal securities or other laws or regulations; (y) impedes his right to report waste, fraud, or abuse related to the performance of a Department of Defense contract to a designated investigative or law enforcement representative within Department of Defense authorized to receive such information; or (z) requires him to provide any prior notice to the Company or obtain the Company’s prior approval before engaging in any such communications.
18.Independent Consideration. Whether or not expressly stated in this Agreement, all obligations and undertakings each Party makes and assumes in this Agreement are in consideration of the mutual promises and undertakings the other Party undertakes in this Agreement.

19.Interpretation. The language of all parts of this Agreement shall in all cases be construed as a whole, according to the Agreement’s fair meaning, and not strictly for or against any of the Parties.
20.Entire Agreement. This Agreement contains and represents the entire agreement of the parties with respect to its subject matters, and supersedes all prior agreements and understandings, written and oral, between the parties with respect to its subject matters. Notwithstanding anything else in this Agreement or any other agreement that the Employee is a party to, all covenants or obligations of the Employee in relation to the Company with respect to confidentiality, non-disparagement, non-competition, and return of Company property (but not relating to non-solicitation) are explicitly set forth in this Agreement and no such confidentiality, non-disparagement, non-competition, or return of Company property covenants or obligations (but not, for the avoidance of doubt, non-solicitation covenants or obligations) contained in any other agreement involving the Employee shall apply.
21.Modification; Waiver. No provision of this Agreement shall be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing and signed by a duly authorized representative of each Party.
22.Counterparts. This Agreement may be signed in counterparts with signatures compiled using the signature pages hereof, and delivered by email to each Party, and each such signed and transmitted Agreement which includes all specified signatures shall be deemed an original instrument and shall each constitute a true and complete copy of the entire Agreement. This Agreement shall be of no force and effect unless and until fully executed by each Party and both Parties. Signatures by DocuSign are permissible and valid.
23.Costs. In any action or proceeding arising from or related to this Agreement, the prevailing Party shall be entitled to seek an award of reasonable attorneys’ fees and costs in any such action.
24.Taxes. The Employee acknowledges and agrees that he is and has been solely responsible for paying any taxes imposed with respect to any amount payable or previously paid (or the vesting or settlement of any equity-based award) pursuant to this Agreement or any other agreement or otherwise.
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